Exhibit 14.1

April 2004

CYGNE DESIGNS, INC.

CODE OF ETHICS FOR THE COMPANY’S OFFICERS AND FINANCIAL PROFESSIONALS

This Code of Ethics applies to the Company’s officers and financial professionals.

You agree to:

(a)	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(b)	Avoid conflicts of interest and to disclose to Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(c)	Take all reasonable measures to protect the confidentiality of non-public information about Cygne Designs, Inc. or its subsidiaries and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(d)	Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that Cygne Designs, Inc. or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Cygne Designs, Inc. or its subsidiaries;

(e)	Comply with applicable governmental laws, rules and regulations; and

(f)	Promptly report any possible violation of this Code of Ethics to the Chairman of The Audit Committee.

CODE OF ETHICS FOR THE COMPANY’S OFFICERS AND FINANCIAL PROFESSIONALS

(continued)

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Cygne Designs, Inc. or its subsidiaries’ independent public auditors for the purpose of rendering the financial statements of Cygne Designs, Inc, or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you.

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